Exhibit 99.1

MFA

FINANCIAL, INC.

350 Park Avenue
New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

November 4, 2013		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfafinancial.com

MFA Financial, Inc.

Announces Third Quarter 2013 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced financial results for the third quarter ended September 30, 2013.

Third Quarter 2013 and other highlights:

•                  Third quarter net income per common share of $0.19 and Core Earnings (as defined below) per common share of $0.18.

•                  In the third quarter, MFA declared two dividends. MFA declared a special cash dividend of $0.28 per share of common stock on August 1, 2013, which was paid to stockholders on August 30, 2013. In addition, on September 26, 2013, MFA declared a regular quarterly dividend of $0.22 per share of common stock, which was paid to stockholders on October 31, 2013.

•                  On September 11, 2013, MFA timely filed its 2012 tax return. An amount equal to all taxable income for years prior to 2013 has been distributed to stockholders. MFA currently estimates that for the first nine (9) months of 2013, MFA’s taxable income was approximately $297 million. Including the dividend paid on October 31, 2013, MFA has distributed approximately $236 million in dividends in 2013 not allocated to prior years. The Company has until the filing of its 2013 tax return (due not later than September 15, 2014) to declare the distribution of any 2013 REIT taxable income not previously distributed.

•                  Book value per common share was $7.85 as of September 30, 2013. Due primarily to the special dividend of $0.28, book value declined from $8.19 as of June 30, 2013. In addition, the third quarter dividend per share exceeded net income per share by $0.03 so as to more closely track REIT taxable income.

•                  Home price appreciation continues to decrease the Loan-To-Value Ratio (“LTV”) for many of the mortgages underlying MFA’s Non-Agency portfolio. MFA estimates that the LTV of mortgage loans underlying its Non-Agency MBS has declined from approximately 105% as of January 2012 to less than 85% as of September 30, 2013, as a result of home price appreciation and underlying mortgage loan amortization.  As a result, MFA continues to reduce its estimate of future losses. In the third quarter, MFA transferred $71.0 million from credit reserve to accretable discount, bringing the total transferred over the last 12 months to $241.3 million and $312.8 million since January 2012. This increase in accretable discount is expected to increase the interest income realized over the remaining life of MFA’s Non-Agency MBS.

•                  Due primarily to increases in accretable discount and to changes in the forward curve, the loss-adjusted yield on MFA’s Non-Agency portfolio increased from 7.15% in the second quarter to 7.33% in the third quarter.

For the third quarter ended September 30, 2013, MFA generated net income allocable to common stockholders of $67.3 million, or $0.19 per share of common stock.  Core Earnings for the third quarter were $64.7 million, or $0.18 per share of common stock.   “Core Earnings” is a Non-GAAP financial measure, which reflects net income excluding a $290,000 decrease in the fair value of the securities underlying “Linked Transactions,” $13.7 million of gain on sales of MBS, $8.7 million of unrealized losses on TBA short positions and $2.0 million in impairment of resecuritization related costs.

Stewart Zimmerman, MFA’s Chairman of the Board and CEO, said, “MFA continues to provide stockholders with attractive returns through what we believe to be appropriately leveraged investments in both Agency and Non-Agency residential MBS.  At quarter-end our debt to equity ratio was 3.0:1.  Our Agency portfolio had an average amortized cost basis of 103.5% of par as of September 30, 2013, and generated a 2.13% yield in the third quarter.  Our Non-Agency portfolio had an average amortized cost of 73.4% of par as of September 30, 2013, and generated a loss-adjusted yield of 7.33% in the third quarter.”

“We believe MFA, an internally managed REIT, continues to be a very efficient vehicle for delivering the benefits of residential MBS investment to stockholders.  For the three months ended September 30, 2013, MFA’s costs for compensation and benefits and other general and administrative expenses were $8.7 million or an annualized 1.1% of stockholders’ equity as of September 30, 2013.”

William Gorin, MFA’s President, added, “Our Non-Agency MBS portfolio continues to benefit from its exposure to positive trends in housing fundamentals. More than half of the underlying loans in the Non-Agency portfolio are in California (approximately 45%) and Florida (approximately 8%), both of which have experienced home price appreciation in excess of 10% over the last 12 months.  Home price appreciation is generally due to a combination of limited housing supply, low mortgage rates, capital flows into own-to-rent foreclosure purchases and demographic-driven U.S. household formation. We believe that MFA’s $1.119 billion credit reserve appropriately factors in remaining uncertainties regarding underlying mortgage performance and the potential impact on future cash flows.  Our Non-Agency MBS loss adjusted yield of 7.33% is based on projected defaults that are 32% of underlying loans, while loans that are currently more than 60 days delinquent represent only 17% of underlying loans.”

MFA’s $4.973 billion fair market value of Non-Agency MBS had a face amount of $5.866 billion, an amortized cost of $4.304 billion and a net purchase discount of $1.561 billion at September 30, 2013.  This discount consists of a $1.119 billion credit reserve and other-than-temporary impairments and a $442.2 million net accretable discount. At September 30, 2013, MFA’s Non-Agency MBS had 2.6% average structured credit enhancement in the form of subordination (subordinated bonds which absorb losses before MFA’s Non-Agency MBS are impacted).

Prepayments for MFA’s MBS portfolio increased modestly in the third quarter.  This increase in prepayments is due entirely to an increase in prepayments for Non-Agency MBS, as Agency MBS prepayment speeds experienced a slight decline. Since Non-Agency MBS were primarily purchased at a discount, the increased prepayment rate has a positive impact. The following table presents the weighted average prepayment speed on MFA’s MBS portfolio.

Table 1

	Third Quarter 2013 Average CPR	Second Quarter 2013 Average CPR
MBS Portfolio	18.77%	18.53%
Agency MBS	19.25%	20.19%
Non-Agency MBS	18.15%	16.37%

Due to increased interest rate uncertainty and higher interest rate sensitivity on our Non-Agency MBS portfolio, MFA increased both the notional amount and average maturity of its interest rate swaps during the second and third quarters of this year. As of September 30, 2013, under its swap agreements, MFA had a weighted average fixed-pay rate of interest of 1.93% and a floating receive rate of 0.18% on notional balances totaling $4.079 billion, with an average maturity of 51 months. MFA’s estimated effective duration, which is the measure of price sensitivity to changes in interest rates, was approximately 0.65 as of September 30, 2013.

The following table presents MFA’s asset allocation as of September 30, 2013 and the third quarter 2013 yield on average interest earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 2

ASSET ALLOCATION

At September 30, 2013	Agency MBS	Non-Agency MBS (1)	MBS Portfolio	Cash (2)	Other, net (3)	Total
($ in Thousands)
Amortized Cost	$6,649,048	$4,406,768	$11,055,816	$563,127	$(38,801)	$11,580,142
Market Value	$6,697,689	$5,079,609	$11,777,298	$563,127	$(38,801)	$12,301,624
Less Payable for Unsettled Purchases	—	—	—	—	—	—
Less Repurchase Agreements	(5,895,942)	(2,507,767)	(8,403,709)	—	—	(8,403,709)
Less Multi-year Collateralized Financing Arrangements	—	(252,796)	(252,796)	—	—	(252,796)
Less Securitized Debt	—	(419,693)	(419,693)	—	—	(419,693)
Less Senior Notes	—	—	—	—	(100,000)	(100,000)
Equity Allocated	$801,747	$1,899,353	$2,701,100	$563,127	$(138,801)	$3,125,426
Less Swaps at Market Value	—	—	—	—	(51,901)	(51,901)
Net Equity Allocated	$801,747	$1,899,353	$2,701,100	$563,127	$(190,702)	$3,073,525

Debt/Net Equity Ratio (4)	7.35	x	1.67	x	—	—	—	3.07	x

For the Quarter Ended September 30, 2013
Yield on Average Interest Earning Assets	2.13%	7.33%	4.20%	0.02%	—	4.05%
Less Average Cost of Funds (5)	(1.12)	(2.91)	(1.74)	—	—	(1.74)
Senior Notes (6)	—	—	—	—	(8.03)%	(8.03)
Net Interest Rate Spread	1.01%	4.42%	2.46%	0.02%	(8.03)%	2.24%

(1)  Information presented with respect to Non-Agency MBS, related repurchase agreement borrowings and resulting totals are presented on a non-GAAP basis. Includes $106.2 million Non-Agency MBS and $82.4 million repurchase agreements underlying “linked transactions.”  The purchase of a Non-Agency MBS and contemporaneous repurchase borrowing of this MBS with the same counterparty are accounted for under GAAP as a linked transaction.  The two components of a linked transaction (MBS and associated borrowings under a repurchase agreement) are evaluated on a combined basis and are presented net as linked transactions on our consolidated balance sheet.

(2) Includes cash, cash equivalents and restricted cash.

(3) Includes securities obtained and pledged as collateral, interest receivable, goodwill, prepaid and other assets, borrowings under repurchase agreements of $246.9 million for which U.S. Treasury securities are pledged as collateral, interest payable, dividends payable, excise tax and interest payable, TBA short positions, and accrued expenses and other liabilities.

(4) For the Agency and Non-Agency MBS portfolio, represents the sum of borrowings under repurchase agreements, payable for unsettled purchases, multi-year collateralized financing arrangements of $252.8 million and securitized debt as a multiple of net equity allocated.  The numerator of our Total Debt/Net Equity ratio also includes borrowings under repurchase agreements of $246.9 million for which U.S. Treasury securities are pledged as collateral and Senior Notes.

(5) Average cost of funds includes interest on repurchase agreements, including the cost of swaps, and securitized debt. Non-Agency cost of funds includes 57 basis points associated with Swaps to hedge additional interest rate sensitivity on these assets.

(6) Includes amortization costs in connection with the issuance in April 2012 of Senior Notes.

At September 30, 2013, MFA’s $11.777 billion of Agency and Non-Agency MBS, which includes MBS underlying Linked Transactions, were backed by hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including months to reset and three month average CPR, is presented below:

Table 3

	Agency MBS			Non-Agency MBS			Total
($ in thousands) Time to Reset	Fair Value	Avg MTR (1)	Avg CPR (2)	Fair Value	Avg MTR (1)	Avg CPR (2)	Fair Value	Avg MTR (1)	Avg CPR (2)
< 2 years (3)	$2,119,825	11	24.2%	$3,074,707	3	17.4%	$5,194,532	6	20.3%
2-5 years	1,010,058	44	30.7	503,782	36	20.2	1,513,840	41	26.8
> 5 years	1,007,143	76	18.6	—	—	—	1,007,143	76	18.6
ARM-MBS Total	$4,137,026	34	24.3%	$3,578,489	8	17.9%	$7,715,515	22	21.3%
15-year fixed (4)	$2,560,663		11.3%	$13,189		8.2%	$2,573,852		11.2%
30-year fixed (4)	—		—	1,482,040		18.9	1,482,040		18.9
40-year fixed (4)	—		—	5,891		10.2	5,891		10.2
Fixed-Rate Total	$2,560,663		11.3%	$1,501,120		18.3%	$4,061,783		14.0%
MBS Total	$6,697,689		19.2%	$5,079,609		18.0%	$11,777,298		18.7%

(1) MTR or Months To Reset is the number of months remaining before the coupon rate resets.  At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps.  The MTR does not reflect scheduled amortization or prepayments.

(2) Average CPR weighted by positions as of beginning of each month in the quarter.

(3) Includes floating rate MBS that may be collateralized by fixed rate mortgages.

(4) Information presented based on data available at time of loan origination.

MFA plans to hold a conference call on Monday November 4, 2013 at 10:00 a.m. (Eastern Time) to discuss its third quarter 2013 financial results. The number to dial in order to listen to the conference call is (800) 230-1074 in the U.S. and Canada. International callers must dial (612) 288-0337. A replay of the call will be available through February 4, 2014 and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code 307244. Live audio of the conference call will also be accessible over the internet at http://www.mfafinancial.com through the appropriate link on MFA’s Investor Information page. To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on MFA’s website following the call.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowing; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by the Company to accrete the market discount on Non-Agency MBS and the extent of prepayments, realized losses and changes in the composition of MFA’s Agency MBS and Non-Agency MBS portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as the Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the Investment Company Act), including statements regarding the Concept Release issued by the SEC relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are in engaged in the business of acquiring mortgages and mortgage-related interests; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the Securities and Exchange Commission, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands Except Per Share Amounts)	September 30, 2013	December 31, 2012
	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”):
Agency MBS, at fair value ($6,282,729 and $6,747,299 pledged as collateral, respectively)	$6,697,689	$7,225,460
Non-Agency MBS, at fair value ($1,837,996 and $1,602,953 pledged as collateral, respectively)	2,632,659	2,762,006
Non-Agency MBS transferred to consolidated variable interest entities (“VIEs”)	2,340,719	2,620,159
Securities obtained and pledged as collateral, at fair value	252,796	408,833
Cash and cash equivalents	503,852	401,293
Restricted cash	59,275	5,016
Interest Receivable	37,804	44,033
Derivative instruments:
MBS linked transactions, net (“Linked Transactions”), at fair value	23,940	12,704
Other derivative instruments, at fair value	4,629	203
Goodwill	7,189	7,189
Prepaid and other assets	38,002	30,654
Total Assets	$12,598,554	$13,517,550

Liabilities:
Repurchase agreements	$8,568,171	$8,752,472
Securitized debt	419,693	646,816
Obligation to return securities obtained as collateral, at fair value	252,796	508,827
8% Senior Notes due 2042 (“Senior Notes”)	100,000	100,000
Accrued interest payable	13,601	16,104
Other derivative instruments, at fair value	65,253	63,034
Dividends and dividend equivalents rights (“DERs”) payable	81,171	72,222
Payable for unsettled purchases	—	33,479
Excise tax and interest payable	6,208	7,500
Accrued expenses and other liabilities	18,136	6,090
Total Liabilities	$9,525,029	$10,206,544

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; 8.50% Series A cumulative redeemable 5,000 shares authorized; 0 and 3,840 shares issued and outstanding, respectively ($0 and $96,000 aggregate liquidation preference, respectively)	$—	$38
Preferred stock, $.01 par value; 7.50% Series B cumulative redeemable 8,050 and 0 shares authorized; 8,000 and 0 shares issued and outstanding, respectively ($200,000 and $0 aggregate liquidation preference, respectively)	80	—
Common stock, $.01 par value; 886,950 and 895,000 shares authorized; 365,833 and 357,546 shares issued and outstanding, respectively	3,658	3,575
Additional paid-in capital, in excess of par	2,977,190	2,805,724
Accumulated deficit	(573,065)	(260,308)
Accumulated other comprehensive income	665,662	761,977
Total Stockholders’ Equity	$3,073,525	$3,311,006
Total Liabilities and Stockholders’ Equity	$12,598,554	$13,517,550

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, Except Per Share Amounts)	2013	2012	2013	2012
Interest Income:
Agency MBS	$36,158	$47,198	$116,982	$150,048
Non-Agency MBS	43,131	37,087	128,175	95,555
Non-Agency MBS transferred to consolidated VIEs	39,172	40,812	116,641	128,502
Cash and cash equivalent investments	21	38	93	84
Interest Income	$118,482	$125,135	$361,891	$374,189

Interest Expense:
Repurchase agreements	$37,113	$39,317	$105,185	$111,639
Securitized debt	2,830	4,477	9,381	13,186
Senior Notes	2,007	2,007	6,020	3,791
Total Interest Expense	$41,950	$45,801	$120,586	$128,616

Net Interest Income	$76,532	$79,334	$241,305	$245,573

Other-Than-Temporary Impairments:
Total other-than-temporary impairment losses	$—	$—	$—	$(879)
Portion of loss reclassed from other comprehensive income	—	—	—	(321)
Net Impairment Losses Recognized in Earnings	$—	$—	$—	$(1,200)

Other Income, net:
Unrealized net gains and net interest income from Linked Transactions	$544	$3,177	$1,785	$11,444
Unrealized losses on TBA short positions	(8,724)	—	(8,724)	—
Gain on sales of MBS and U.S. Treasury securities, net	13,680	4,279	19,678	7,232
Other, net	55	1	165	2
Other Income, net	$5,555	$7,457	$12,904	$18,678

Operating and Other Expense:
Compensation and benefits	$5,294	$5,984	$15,851	$16,752
Other general and administrative expense	3,434	2,666	10,175	8,679
Excise tax and interest	—	—	2,000	—
Impairment of resecuritization related costs	2,031	—	2,031	—
Operating and Other Expense	$10,759	$8,650	$30,057	$25,431

Net Income	$71,328	$78,141	$224,152	$237,620
Less Preferred Stock Dividends	3,750	2,040	10,000	6,120
Less Issuance Costs of Redeemed Preferred Stock	—	—	3,947	—
Net Income Available to Common Stock and Participating Securities	$67,578	$76,101	$210,205	$231,500

Earnings per Common Share - Basic and Diluted	$0.19	$0.21	$0.58	$0.65

Dividends Declared per Share of Common Stock	$0.50	$0.21	$1.44	$0.68

Reconciliations of Non-GAAP Financial Measures

This press release contains disclosures related to MFA’s Core Earnings and Core Earnings per common share, for the three months ended September 30, 2013, which constitute non-GAAP financial measures within the meaning of Regulation G as promulgated by the Securities and Exchange Commission.  MFA’s management believes that these non-GAAP financial measures presented in its press release, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Core Earnings and Core Earnings per common share for the three months ended September 30, 2013 are not measures of performance in accordance with GAAP, as they exclude gain on sales of MBS and U.S. Treasury securities, net, changes in fair value of MBS underlying our Linked Transactions, unrealized losses on TBA short positions and impairment of resecuritization related costs. Management excludes these items as it believes that they are not reflective of the underlying performance of our portfolio or the way the portfolio is managed by the Company.

MFA believes that Core Earnings and Core Earnings per share provides investors with a useful measure to assess the performance of the Company’s ongoing business and useful supplemental information to both management and investors in evaluating our financial results.  A reconciliation of the GAAP items discussed above to their non-GAAP measures for the three months ended September 30, 2013, are as follows:

	Three Months Ended
	September 30, 2013
(In Thousands, Except Per Share Amounts)	Reconciliation	Basic and Diluted EPS
GAAP Net Income Available to Common Stock and Participating Securities	$67,578
Less: Dividends and Dividend Equivalent Rights on Participating Securities	(230)
GAAP Net Income Allocable to Common Stockholders	$67,348	$0.19
Non-GAAP Adjustments:
Changes in Net Unrealized Gains on Linked Transactions	$290
Gain on Sales of MBS and U.S. Treasury Securities, net	(13,680)
Unrealized losses on TBA short positions	8,724
Impairment of resecuritization related costs	2,031
Total Adjustments to Arrive at Core Earnings	$(2,635)	$(0.01)
Core Earnings	$64,713	$0.18
Weighted Average Common Shares Outstanding - Basic and Diluted	363,918

As noted above, certain Non-Agency MBS purchases are presented as a component of Linked Transactions in MFA’s GAAP financial statements for the three months ended September 30, 2013.  In assessing the performance of the Non-Agency MBS portfolio, MFA’s management does not view these transactions as linked, but rather views the performance of the linked Non-Agency MBS and the related repurchase agreement borrowings as it would any other Non-Agency MBS that is not part of a linked transaction.  Consequently, MFA considers that these non-GAAP financial measures assist investors in analyzing the performance of MFA’s Non-Agency MBS in the same way that MFA’s management assesses such assets.  However, as noted above, these non-GAAP financial measures do not take into account the effect of the changes in fair value of MBS underlying Linked Transactions, gain on sales of MBS and U.S. Treasury Securities, net, unrealized losses on TBA short positions and impairment of resecuritization related costs which are reflected in GAAP earnings.